EXHIBIT 99.30

                               PUT AGREEMENT

     THIS PUT AGREEMENT (the "Agreement"), dated as of October 24, 2001, is entered into by and among Penske Corporation, a Delaware corporation ("Penske"), United Auto Group, Inc., a Delaware corporation ("UAG"), and Jacob A. Gossman and Luella Gossman, Co-Trustees of the Gossman Family 1984 Trust, UTD 3/27/84 ("J&L Gossman"), Thomas J. Gossman and Carol Gossman, Co-Trustees of the Thomas J. Gossman and Carol Gossman Family Trust, UTD 9/1/92 ("T&C Gossman"), Thomas J. Gossman, as Trustee of the Gossman Grandchildrens' Trust #1 and as Trustee of the Gossman Grandchildrens' Trust #2 (the "Grandchildrens' Trusts"), Gerald G. Gossman ("G. Gossman") and Rebecca Kozak, Trustee of the Rebecca Marie Kozak Trust, UTD May 18, 2001 ("Ms. Kozak", and together with J&L Gossman, T&C Gossman, the Grandchildrens' Trusts and G. Gossman, the "Stockholders" and each individually, a "Stockholder").

     A. Pursuant to that certain Stock Purchase Agreement dated July 20, 2001 as amended (the "Stock Purchase Agreement"), by and among UAG, UAG West, Inc., a Delaware corporation ("UAG West"), GMG Motors, Inc., a
California corporation d/b/a BMW of San Diego (the "Company"), and the Stockholders, UAG West is acquiring all of the issued and outstanding shares of capital stock of the Company from the Stockholders in exchange for a cash payment and shares of restricted common stock of UAG ("UAG Stock").

     B. To induce the Stockholders to enter into the Stock Purchase Agreement, Penske has agreed to purchase the UAG Stock from the Stockholders, at the Stockholders' option, on the terms and conditions contained herein.

     C. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Put Options. During the period commencing fifteen (15) months after the Closing Date and ending twenty-four (24) months following the Closing
Date (the "Term"), each Stockholder shall have the separate right (individually and collectively the "Put Option"), at its option, to sell to Penske any or all, but in no event less than fifty percent (50%), of the shares of UAG Stock then owned by such Stockholder, and Penske shall be obligated to purchase from the Stockholder the number of shares of UAG Stock (the "Put Securities") specified in such Stockholder's Notice of Sale (as hereinafter defined), free and clear of all liens and encumbrances, at a price per share equal to the price per share used for determining the Stock Component in the Stock Purchase Agreement, which is the average of the closing prices of the UAG Stock as quoted on the New York Stock Exchange for the twenty (20) trading days ending on the trading day immediately prior to the Closing Date under the Stock Purchase Agreement (the "Put Price"). Anything contained in this Agreement to the contrary notwithstanding, each Stockholder shall have only one Put Option during the Term of this Agreement, and, in the event a Stockholder exercises its Put Option with respect to fewer than all of its shares of UAG Stock, Penske shall have no obligation to purchase the remaining shares of UAG Stock owned by such Stockholder.

     2.   Exercise of Put Options; Performance; and Default.
          -------------------------------------------------

          a. During the Term, Stockholders, and each of them individually, may exercise their Put Option by delivering to Penske and UAG, at the addresses specified in Section 5, a notice of sale (the "Notice of Sale"), specifying the number of shares of UAG Stock with respect to which the respective Stockholder desires to exercise its Put Option. On such date as Penske shall notify the Stockholder and UAG, but not later than thirty (30) days (subject to Section 6 hereof) after Penske's receipt of such Notice of Sale, Penske shall transfer to the noticing Stockholder, in immediately available funds by the method specified in such Notice of Sale, the Put Price against the delivery by the respective Stockholder of the certificate or certificates representing the shares of UAG Stock to be sold duly endorsed in blank or with an assignment separate from certificate duly endorsed by the Stockholder in blank. If the noticing Stockholder exercises its Put Option with respect to fewer than all of its UAG Stock represented by the certificate or certificates so delivered to Penske, Penske shall tender the certificates and stock assignment to UAG, and UAG shall cancel the certificates so tendered within thirty (30) days following the Notice of Sale and (a) deliver to the Stockholder a new certificate evidencing the number of shares of UAG Stock represented by the certificate or certificates so delivered with respect to which the Put Option was not exercised pursuant to such Notice of Sale, and (b) deliver to Penske a new certificate evidencing the number of shares of UAG Stock purchased by Penske pursuant to the Notice of Sale. Any certificates issued by UAG to the Stockholder representing the unsold UAG Stock shall bear the same legends as the UAG Stock issued to the Stockholder under the Stock Purchase Agreement. Each Stockholder has a separate Put Option under this Agreement and each Stockholder has an independent right to compel enforcement of the terms of this Agreement in the event of any default by Penske.

          b. In the event of default in the payment obligations set forth in this Agreement, and following ten (10) days written notice of default sent to Penske and UAG pursuant to the notice provision contained herein, and no cure of the default having occurred within said ten (10) days, the amount due from Penske for the Put Price that has been exercised shall be increased by ten percent (10%) and that penalty shall be due together with the amount of the Put Price specified above multiplied by the number of shares of the exercised Put Option and interest shall thereafter accrue at the rate of ten percent (10%) per annum on the unpaid amount arising as a result of the exercise of the Put Option and the penalty stated herein until paid in full, and all of the restrictive covenants relating to the Restricted Stockholders as contained in Sections 6.14 and 6.15 of the Stock Purchase Agreement shall automatically terminate, without the need for any notice thereof. The default provisions contained herein shall apply to the exercise of any Put Option by any of the Stockholders.

     3. Termination. Subject to the provisions of Section 6 hereof, this Agreement shall terminate without notice as to each Stockholder upon the earliest of the following events: (i) the expiration of the Term; (ii) the date on which a Stockholder exercises its Put Option with respect to some or all of the UAG Stock and Penske pays for such UAG Stock and UAG has issued and delivered to said stockholder a certificate for the balance of shares, if applicable, or (iii) if and when the daily closing price of UAG's common stock as listed on the New York Stock Exchange exceeds the Put Price for a period of ninety (90) consecutive calendar days following the first anniversary of the Closing Date and the UAG Stock could have been sold by the Stockholder pursuant to an exemption from registration under Rule 144 of the Securities Act or otherwise throughout the ninety (90) day period.

     4. Modification and Waiver. The parties hereto may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time. Any party may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the others or waive compliance by the others with any of the provisions contained herein. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later date to enforce the same. No waiver by any party of a breach of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be a further or continuing waiver of such breach or a waiver of any condition or of any other breach of this Agreement.

     5. Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service (e.g. Federal Express, UPS, etc.) for next business day delivery or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

          To Penske:              Penske Corporation
                                  Attn: General Counsel
                                  13400 Outer Drive West
                                  Detroit, Michigan 43239

          With a copy to:         Fennemore Craig
                                  Attn: Stephen M. Savage, Esq.
                                  3003 North Central Avenue, Suite 2600
                                  Phoenix, Arizona 85012

          To UAG:                 United Auto Group, Inc.
                                  Attn: Steven Knappenberger
                                  6725 East McDowell Road
                                  Scottsdale, Arizona 85257

          With a copy to:         Fennemore Craig
                                  Attn: Stephen M. Savage, Esq.
                                  3003 North Central Avenue, Suite 2600
                                  Phoenix, Arizona 85012

                                  United Auto Group, Inc.
                                  Attn: General Counsel
                                  13400 Outer Drive West, Suite 36B
                                  Detroit, Michigan 48239

          To the Stockholders:    Mr. and Mrs Jacob A. Gossman
                                  6324 Caminito Tenedor
                                  San Diego, California 92120

                                  Mr. and Mrs. Jacob A. Gossman
                                  3404 27 South Island Highway
                                  Campbell River, British Columbia V9W1A2

                                  Mr. Thomas J. Gossman
                                  3442 Par Four Drive
                                  El Cajon, California 92019

                                  Mr. Gerald Gossman
                                  6319 Caminito Tenedor
                                  San Diego, California 92120

                                  Ms. Rebecca Kozak
                                  1217 Eastside Road
                                  El Cajon, California 92020

          With a copy to:         Harold S. Small, Esq.
                                  Harold S. Small, a Professional
                                  Corporation 12526 High Bluff Drive, Suite
                                  200

                                  San Diego, California 92130-2064

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; provided, however, that notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt. Although notices may also be communicated via facsimile, such communication is not a valid means of communication to satisfy the requirements under this Section.

     6. UAG Stock; Securities Matters. This Agreement applies only to the UAG Stock issued to the Stockholders pursuant to the Stock Purchase Agreement and not to any other securities of UAG now owned or hereafter acquired by the Stockholders. Further, the Stockholders acknowledge that Penske is an affiliate of UAG, and may from time to time have access to material, nonpublic information concerning UAG. If Penske has possession of material, nonpublic information concerning UAG at the time a Notice of Sale is given by a Stockholder, and independent legal counsel (not house or staff legal counsel, but an independent attorney, such as Fennemore Craig) for Penske opines in writing to Penske and to Stockholders that Penske has a legal obligation not to purchase the tendered UAG Stock until such information is made public, then the obligation of Penske to purchase the UAG Stock pursuant to the Notice of Sale shall be delayed until such time as Penske may act in accordance with the Notice of Sale (e.g. when the nonpublic information is publicly disclosed or the impairment of performing under this Agreement no longer exists). If Penske is unable to perform its obligations due to its possession of material nonpublic information and Penske's inability to perform continues for a period of six (6) months following receipt by Penske of Notice of Sale, and the Put Price was not exceeded for a period of ninety (90) consecutive calendar days during said period and the Stockholders had the ability to sell their UAG Stock pursuant to an exemption from registration under Rule 144 of the Securities Act or otherwise throughout a ninety (90) consecutive calendar day period, then the Put Price shall be increased by ten percent (10%). The Term of this Agreement and all time periods stated herein relating to the exercise of the Put Option, and the time period for the trading price as set forth above, shall be extended by a period equal to the duration of the delay for any Stockholder for a delay under this Section 6 has occurred.

     7. Gender and Number Etc. All words or terms used in this Agreement, regardless of the number or gender is which they are used, shall be deemed to include any other number and any other gender as the context may require. "Hereof," "herein," and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole, and not to any particular paragraph or provision, unless expressly so stated.

     8. Assignment. This Agreement shall not be assignable by the Stockholders without the prior written consent of Penske and UAG. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs and personal representatives of the parties hereto.

     9. Entire Agreement and Captions. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written between or among the parties with respect to the subject matters hereof. Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof.

     10. Counterparts. This Agreement may be executed by facsimile signature(s) and in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     11. Severability. If any one of more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and any actions for enforcement or interpretation shall be brought in the County of San Diego, State of California, which the parties agree to be the most convenient forum.

     13. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     14. Fees and Expenses. The Stockholders and Company will pay the fees and expenses of the Stockholders and the Company incurred in connection with the negotiation and drafting of this Agreement. Penske and UAG shall pay their fees and expenses in connection with the negotiation and drafting of this Agreement. The cost of legal opinions to be provided relating to the ability or inability to timely act upon the exercise of one or more Put Options shall be paid by Penske, and the cost of legal opinions to be provided relating to the ability of Stockholders to exercise their rights and sell their stock pursuant to Rule 144 shall be paid by UAG. The legal fees to be paid by UAG pursuant to this provision shall not in the aggregate exceed $6,000.00. In the event that UAG fails to pay same, then Penske shall pay said legal fees.

     15. Attorney's Fees. If any party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an Action), the losing party shall pay to the prevailing party (as defined below) the attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates as increased from time to time by such counsel) incurred in the preparation and service of notices of default or breach and consultations in connection therewith, whether or not a legal action is commenced in connection with such default or breach, bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a Decision) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys' fees and costs on the request of either party, but the award is intended to fully reimburse all attorneys' fees reasonably incurred. For the purposes of this paragraph, attorneys' fees shall also include, without limitation, fees incurred in connection with the following: (1) post-judgment motions, appeals, and collection actions;
(2) contempt proceedings; (3) garnishment, levy, debtor and third party examinations; (4) discovery; (5) bankruptcy litigation; and (6) probate proceedings and/or litigation. "Prevailing Party" within the meaning of this paragraph includes, without limitation, a party who agrees to dismiss an Action on the other party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. "Prevailing Party" shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by judgment, or the abandonment by the other party of its claim or defense.

     16. Time is of the Essence. Time is of the essence with respect to this Agreement.

     17. Independent Counsel. Each party to this Agreement has been advised to seek and obtain the advice of independent counsel in the negotiation and execution of this Agreement. This Agreement was executed voluntarily without any duress or undue influence on the part of or on behalf of the parties hereto. The parties acknowledge that they have read and understood this Agreement and its legal effect. Each party acknowledges that it has had a reasonable opportunity to obtain independent legal counsel for advice and representation in connection with this Agreement, and, in the absence of having obtained independent counsel, has waived that opportunity prior to the execution of this Agreement, and its/his/her signature on this Agreement acknowledges that waiver. Each party further acknowledges that it is not relying on and it is not for the purposes of the negotiation, execution, and delivery of this Agreement, a client of the legal counsel employed by any of the other parties to this Agreement.

                           SIGNATURE PAGES FOLLOW

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

      PENSKE:                       PENSKE CORPORATION


                                    By: /s/ Roger S. Penske
                                       ---------------------------------


                                          Its: Chairman and CEO
                                              --------------------------


                                    By: /s/ Robert H. Kurnick, Jr.
                                       ---------------------------------


                                          Its: Executive Vice President
                                              --------------------------


      UAG:                          UNITED AUTO GROUP, INC.


                                    By: /s/ Roger S. Penske
                                       ---------------------------------


                                          Its: Chairman and CEO
                                              --------------------------


                                    By: /s/ Robert H. Kurnick, Jr.
                                       ---------------------------------


                                          Its: Executive Vice President
                                              --------------------------


      STOCKHOLDERS:                 Jacob A. Gossman and Luella Gossman,
                                    Co-Trustees of the Gossman Family 1984
                                    Trust; UTD 3/27/84


                                    By: /s/ Jacob A. Gossman
                                       ---------------------------------
                                          Jacob A. Gossman, Co-Trustee


                                    By: /s/ Luella Gossman
                                       ---------------------------------
                                          Luella Gossman, Co-Trustee



                                    Thomas J. Gossman and Carol Gossman,
                                    Co-Trustees of the Thomas J. and Carol
                                    Gossman Family Trust, UTD 9/1/92


                                    By: /s/ Thomas J. Gossman
                                       ---------------------------------
                                          Thomas J. Gossman, Co-Trustee


                                    By: /s/ Carol Gossman
                                       ---------------------------------
                                          Carol Gossman, Co-Trustee

                                    Thomas J. Gossman, as Trustee of the
                                    Gossman Grandchildrens' Trust #1


                                    By: /s/ Thomas J. Gossman
                                       ---------------------------------
                                          Thomas J. Gossman, Co-Trustee


                                    Thomas J. Gossman, as Trustee of the
                                    Gossman Grandchildrens' Trust #2


                                    By: /s/ Thomas J. Gossman
                                       ---------------------------------
                                          Thomas J. Gossman, Co-Trustee


                                    Rebecca Kozak, Trustee of the Rebecca
                                    Marie Kozak Trust, UTD 5/18/01

                                    By: /s/ Rebecca Kozak
                                       ---------------------------------
                                          Rebecca Kozak, Trustee

                                     /s/ Gerald G. Gossman
                                    ------------------------------------
                                          Gerald G. Gossman